Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President Communications CNL Financial Group 407-650-1223

CORPORATE CAPITAL TRUST ANNOUNCES CHANGE IN OFFERING PRICE

— Public offering price per share adjusts to $10.00 —

(ORLANDO, Fla.) Dec. 22, 2015 — The board of directors of Corporate Capital Trust has announced that, due to a decrease in the company’s net asset value per share, it has decreased the public offering price per share from $10.20 to $10.00 in accordance with its share pricing policy.

“Volatility in the credit markets has continued to put pressure on pricing as spreads have widened, and, as a result, generated unrealized losses in the portfolio,” said Thomas K. Sittema, CEO of Corporate Capital Trust. “While we expect the broader macro-market conditions to continue to contribute to some pricing volatility, we remain confident with our underlying portfolio, which continues to perform.”

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals a unique opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

About CNL Financial Group

CNL Financial Group is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $33 billion in assets. CNL Financial Group is headquartered in Orlando, Florida. For more information, visit CNL.com.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset

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level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at KKR.com and on Twitter @KKR_Co.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

Corporate Capital Trust is advised by CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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